Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

POTLATCHDELTIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $1.00 par value per share	Rule 457(c) and Rule 457(h)	1,400,000	$53.64 (2)	$75,096,000.00	$0.0000927	$6,961.40
Total Offering Amounts					$75,096,000.00		$6,961.40
Total Fee Offsets							— (3)
Net Fee Due							$6,961.40

(1)

Pursuant to Rule 416(a) of the Securities Act of 1922, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $53.64 based on the average of the high and low sales prices of the Registrant's Common Stock on May 19, 2022 as reported for such date by The Nasdaq Global Select Market.

(3)	The Registrant does not have any fee offsets.